Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of AYRO Inc. on Form S-3 (File No.’s 333-236330, 333-136618, 333-140546, 333-142846, 333-146106, 333-149788, 333-165927, 333-207205, 333-215729, 333-217768, 333-224300, 333-227858, 333-240314, 333-248543 and 333-251001) and Form S-8 (File No.’s 333-128488, 333-158232, 333-216145, 333-225790, 333-240316 and 333-251029) of our report dated March 23, 2023, with respect to our audit of the consolidated financial statements of AYRO Inc. as of and for the year ended December 31, 2022 which report is included in this Annual Report on Form 10-K of AYRO Inc. for the year ended December 31, 2022.

/s/ Marcum llp

Marcum llp

East Hanover, NJ

March 23, 2023